UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 5, 2007
ASTA FUNDING, INC.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

0-26906	22-3388607

(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 201-567-5648
          Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below): N/A
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01      Entry into a Material Definitive Agreement
          The information set forth below in Item 2.03 of this current report on Form 8-K regarding the Receivable Financing Agreement is hereby incorporated into this Item 1.01 by reference.
Item 2.01      Completion of Acquisition or Disposition of Assets
          The information set forth below in Item 2.03 of this current report on Form 8-K regarding the Receivable Financing Agreement is hereby incorporated into this Item 2.01 by reference.
Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     Asta Funding, Inc. announced that Palisades Acquisition XVI, LLC (“Palisades XVI”), its indirect wholly-owned subsidiary, has closed on its definitive agreement to purchase a portfolio of approximately $6.9 billion in face value receivables for a purchase price of $300 million plus 20% of net payments after we recover 150% of the purchase price plus our cost of funds. The portfolio is made up of predominantly credit card accounts and includes accounts in collection litigation and accounts as to which the sellers have been awarded judgments and other traditional charge-offs. The Company originally paid a $60 million deposit upon execution of the contract on February 5, 2007 and funded an additional deposit of $15 million on February 16, 2007 using its existing credit facility, as modified on that date.
     The remaining $225 million was paid in full on March 5, 2007, by borrowing approximately $227 million (inclusive of transaction costs) under a new Receivables Financing Agreement entered into by Palisades XVI with a major financial institution as the funding source, and consists of debt with full recourse only to Palisades XVI, bearing an interest rate of approximately 170 basis points over LIBOR. The term of the agreement is three years. All proceeds received as a result of the net collections from this portfolio are to be applied to interest and principal of the underlying loan. The company made certain representations and warranties to the lender to support the transaction. The portfolio will be serviced by Palisades Collection LLC, a wholly own subsidiary of the company, which has engaged a subservicer for the portfolio.
Item 9.01      Financial Statements and Exhibits

Exhibit	Description
No.

10.1	Press release date March 5, 2007

SIGNATURE
          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTA FUNDING, INC.
Date: March 8, 2007	By:	/s/ Mitchell Cohen
Mitchell Cohen
Chief Financial Officer